Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Second Quarter Ended July 31, 2013 Results

-Second Quarter Revenue Increased 19.0% to $488 Million-

-Company Updates Annual Fiscal 2014 Guidance-

West Fargo, ND — September 5, 2013 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter and first six months ended July 31, 2013.

Fiscal 2014 Second Quarter Results

For the second quarter of fiscal 2014, revenue increased 19.0% to $488.2 million from revenue of $410.1 million in the second quarter last year.  All four of the Company’s revenue sources—equipment, parts, service, and rental and other—contributed to this period-over-period revenue growth.  Equipment sales were $358.4 million for the second quarter of fiscal 2014, compared to $306.2 million in the second quarter last year.  Parts sales were $70.6 million for the second quarter of fiscal 2014, compared to $57.9 million in the second quarter last year.  Revenue generated from service was $39.9 million for the second quarter of fiscal 2014, compared to $30.5 million in the second quarter last year.  Revenue from rental and other increased to $19.3 million for the second quarter of fiscal 2014 from $15.5 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2014 was $83.5 million, compared to $70.4 million in the second quarter last year. The Company’s gross profit margin was 17.1% in the second quarter of fiscal 2014, compared to 17.2% in the second quarter last year.  Gross profit from parts, service, and rental and other for the second quarter of fiscal 2014 was 65% of overall gross profit and increased to $54.2 million from $43.5 million in the second quarter last year.  Solid performance from our parts, service, rental and other was offset by softer equipment margins.

Operating expenses were 14.4% of revenue or $70.1 million for the second quarter of fiscal 2014, compared to 13.8% of revenue or $56.5 million for the second quarter of last year.  The increase in operating expenses as a percentage of revenue reflects the higher operating expenses as a percent of revenue in the expanded Construction and International footprints.

Floorplan interest expense increased to $3.7 million for the second quarter of 2014 compared to $2.4 million for the same period last year due to increased levels of interest-bearing equipment inventory.

Pre-tax income for the second quarter of fiscal 2014 was $6.6 million, for a pre-tax margin of 1.3%, compared to $8.8 million, for a pre-tax margin of 2.1%, in the second quarter last year.  Pre-tax Agriculture segment income was $9.8 million for the second quarter of fiscal 2014, compared to pre-tax income of $10.0 million in the second quarter last year.  Pre-tax Construction segment loss was $1.7 million for the second quarter of fiscal 2014, compared to pre-tax income of $0.6 million in the second quarter last year.  In the second quarter of fiscal 2014, pre-tax International segment income was $0.1 million, compared to pre-tax income of $0.4 million in the second quarter last year.

Net income attributable to common stockholders for the second quarter of fiscal 2014 was $3.8 million, compared to net income attributable to common stockholders of $5.2 million in the second quarter last year.  Earnings per diluted share for the second quarter of fiscal 2014 was $0.18, compared to $0.25 in the second quarter last year.

Fiscal 2014 First Six Months Results

For the six months ended July 31, 2013, revenue increased 11.8% to $929.9 million from $831.8 million for the same period last year. Gross profit margin for the first six months of fiscal 2014 was 16.9%, flat compared to the same period last year. Pre-tax income for the first six months of fiscal 2014 was $5.6 million for a pre-tax margin of 0.6%, compared to $21.1 million, or a pre-tax margin of 2.5%, for the same period last year. Net income attributable to common stockholders for the first six months of fiscal 2014 was $3.4 million, or $0.16 per diluted share, compared to $12.7 million, or $0.60 per diluted share, for the same period last year.

Balance Sheet

The Company ended the second quarter of fiscal 2014 with cash of $102.4 million.  The Company’s inventory level was $1.1 billion as of July 31, 2013, compared to $929.2 million at January 31, 2013. This inventory level primarily reflected an increase in new equipment, which increased to $705.4 million at July 31, 2013, from $542.2 million at January 31, 2013, while used equipment decreased to $270.5 million at July 31, 2013 from $275.6 million at January 31, 2013. The increase in new inventory is due to lower than anticipated equipment sales in the first quarter of fiscal 2014, planned seasonal inventory stocking, and the building of inventory to support the Company’s expanded International footprint.  The Company had available $130.4 million of its $975 million total discretionary floorplan lines of credit as of July 31, 2013.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “In the second quarter of fiscal 2014, we generated solid sales for our Agriculture segment. Our higher margin parts and service sales performed well during the quarter; however, they were partially offset by lower than expected equipment margins.  As we look toward the back half of the year for our Agriculture business, we anticipate a challenging environment given lower commodity prices combined with anticipated reduced crop production in our Agriculture footprint.  We believe these factors will affect our customers’ sentiment, resulting in lower equipment revenues and pricing pressure on equipment margins.”

Mr. Meyer continued, “Regarding our Construction segment, we continue to focus on implementing and executing on key initiatives to drive top and bottom line improvements for this segment of our business. Overall industry conditions remain challenging, but we are confident that we are on the right track to improve this segment of our business and continue to believe that it will be a key structural component of our top and bottom line growth long-term.”

Mr. Meyer concluded, “Given the challenges we are facing in both agriculture and construction industries, we are reducing our revenue, net income, and earnings per share expectations for fiscal 2014. This year we have slowed our acquisition pace and are focused on integrating our recent acquisitions into our distribution network and positioning our business to achieve better leverage going forward.  We remain confident in the long-term profitable growth potential for Titan Machinery due to our proven operating model and healthy balance sheet.”

Fiscal 2014 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business.  The Company is adjusting its annual guidance based on increased visibility of market conditions. For the full year ending January 31, 2014, the Company now expects revenue to be in the range of $2.25 billion to $2.45 billion compared to the previous range of $2.35 billion to $2.55 billion.   The Company expects net income attributable to common stockholders to be in the range of $25.4 million to $31.8 million, and earnings per diluted share to be in the range of $1.20 to $1.50 based on estimated weighted average diluted common shares outstanding of 21.2 million, primarily reflecting the lower expected equipment margins.  This compares to previous net income attributable to common stockholders guidance in the range of $36.4 million to $42.8 million, and earnings per diluted share in the range of $1.70 to $2.00 based on estimated weighted average diluted common shares outstanding of 21.4 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.  An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 539-3678 from the U.S.  International callers can dial (719) 325-2484.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 19, 2013, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 7561817.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 105 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 14 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Construction segment initiatives and improvements, Agriculture segment revenue realization, growth and profitability expectations, acquisition expectations, leverage expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2014, including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	July 31,	January 31,
	2013	2013
ASSETS

CURRENT ASSETS
Cash	$102,407	$124,360
Receivables, net	94,432	121,786
Inventories	1,105,819	929,216
Prepaid expenses and other	27,113	8,178
Income taxes receivable	5,767	503
Deferred income taxes	8,411	8,357

Total current assets	1,343,949	1,192,400

INTANGIBLES AND OTHER ASSETS
Noncurrent inventories	4,865	3,507
Goodwill	30,959	30,903
Intangible assets, net of accumulated amortization	14,019	14,089
Other	7,894	8,534

Total intangibles and other assets	57,737	57,033

PROPERTY AND EQUIPMENT, net of accumulated depreciation	235,125	194,641

TOTAL ASSETS	$1,636,811	$1,444,074

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$39,724	$28,282
Floorplan notes payable	851,185	689,410
Current maturities of long-term debt	16,518	10,568
Customer deposits	26,721	46,775
Accrued expenses	34,854	29,590
Income taxes payable	32	310

Total current liabilities	969,034	804,935

LONG-TERM LIABILITIES
Senior convertible notes	127,252	125,666
Long-term debt, less current maturities	82,657	56,592
Deferred income taxes	47,603	47,411
Other long-term liabilities	6,608	9,551

Total long-term liabilities	264,120	239,220

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, 45,000 shares authorized; 21,239 shares issued and outstanding at July 31, 2013; 21,092 shares issued and outstanding at January 31, 2013	—	—
Additional paid-in-capital	237,772	236,521
Retained earnings	164,143	160,724
Accumulated other comprehensive loss	(1,075)	(735)
Total Titan Machinery Inc. stockholders’ equity	400,840	396,510
Noncontrolling interest	2,817	3,409
Total stockholders’ equity	403,657	399,919

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,636,811	$1,444,074

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$358,388	$306,170	$693,133	$628,698
Parts	70,633	57,895	133,470	116,739
Service	39,872	30,466	71,870	60,218
Rental and other	19,287	15,540	31,381	26,139
TOTAL REVENUE	488,180	410,071	929,854	831,794

COST OF REVENUE
Equipment	329,083	279,284	632,906	571,369
Parts	48,022	40,357	92,733	81,010
Service	14,383	10,474	25,746	20,837
Rental and other	13,150	9,592	20,979	17,805
TOTAL COST OF REVENUE	404,638	339,707	772,364	691,021

GROSS PROFIT	83,542	70,364	157,490	140,773

OPERATING EXPENSES	70,145	56,507	139,078	111,363

INCOME FROM OPERATIONS	13,397	13,857	18,412	29,410

OTHER INCOME (EXPENSE)
Interest and other income	337	119	934	607
Floorplan interest expense	(3,723)	(2,420)	(7,165)	(5,318)
Other interest expense	(3,455)	(2,774)	(6,622)	(3,567)

INCOME BEFORE INCOME TAXES	6,556	8,782	5,559	21,132

PROVISION FOR INCOME TAXES	(2,589)	(3,477)	(2,195)	(8,368)

NET INCOME INCLUDING NONCONTROLLING INTEREST	3,967	5,305	3,364	12,764

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	134	96	(55)	(42)

NET INCOME ATTRIBUTABLE TO TITAN MACHINERY INC.	$3,833	$5,209	$3,419	$12,806

LESS: NET INCOME ALLOCATED TO PARTICIPATING SECURITIES	(56)	(54)	(45)	(125)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$3,777	$5,155	$3,374	$12,681

EARNINGS PER SHARE - DILUTED	$0.18	$0.25	$0.16	$0.60
WEIGHTED AVERAGE COMMON SHARES - DILUTED	21,029	21,000	21,027	20,981

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended July 31,			Six Months Ended July 31,
	2013	2012	% Change	2013	2012	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Agriculture	$367,544	$314,091	17.0%	$727,888	$667,671	9.0%
Construction	97,946	95,268	2.8%	180,787	176,876	2.2%
International	39,870	19,609	103.3%	67,600	25,539	164.7%
Segment revenue	505,360	428,968	17.8%	976,275	870,086	12.2%
Eliminations	(17,180)	(18,897)	9.1%	(46,421)	(38,292)	(21.2)%
Total	$488,180	$410,071	19.0%	$929,854	$831,794	11.8%

Income (Loss) Before Income Taxes
Agriculture	$9,775	$9,990	(2.2)%	$17,774	$24,712	(28.1)%
Construction	(1,697)	628	(370.2)%	(8,235)	248	(3420.6)%
International	107	410	(73.9)%	(419)	7	(6085.7)%
Segment income (loss) before income taxes	8,185	11,028	(25.8)%	9,120	24,967	(63.5)%
Shared Resources	(1,113)	(1,751)	36.4%	(2,351)	(2,503)	6.1%
Eliminations	(516)	(495)	(4.2)%	(1,210)	(1,332)	9.2%
Total	$6,556	$8,782	(25.3)%	$5,559	$21,132	(73.7)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.